EXHIBIT 7

Consolidated Report of Condition of

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

of 400 South Hope Street, Suite 400, Los Angeles, CA 90071

At the close of business March 31, 2014, published in accordance with Federal regulatory authority instructions.

		Dollar amounts
		in thousands
ASSETS

Cash and balances due from depository institutions:
Noninterest-bearing balances and currency and coin		1,670
Interest-bearing balances		297
Securities:
Held-to-maturity securities		0
Available-for-sale securities		688,739
Federal funds sold and securities purchased under agreements to resell:
Federal funds sold		135,000
Securities purchased under agreements to resell		0
Loans and lease financing receivables:
Loans and leases held for sale		0
Loans and leases, net of unearned income	0
LESS: Allowance for loan and lease losses	0
Loans and leases, net of unearned income and allowance		0
Trading assets		0
Premises and fixed assets (including capitalized leases)		3,890
Other real estate owned		0
Investments in unconsolidated subsidiaries and associated companies		0
Direct and indirect investments in real estate ventures		0
Intangible assets:
Goodwill		856,313
Other intangible assets		123,966
Other assets		122,558
Total assets		$1,932,433

LIABILITIES

Deposits:
In domestic offices		692
Noninterest-bearing	692
Interest-bearing	0
Not applicable
Federal funds purchased and securities sold under agreements to repurchase:
Federal funds purchased		0
Securities sold under agreements to repurchase		0
Trading liabilities		0
Other borrowed money:
(includes mortgage indebtedness and obligations under capitalized leases)		0
Not applicable
Not applicable
Subordinated notes and debentures		0
Other liabilities		250,184
Total liabilities		250,876
Not applicable

EQUITY CAPITAL

Perpetual preferred stock and related surplus		0
Common stock		1,000
Surplus (exclude all surplus related to preferred stock)		1,122,030
Not available
Retained earnings		557,284
Accumulated other comprehensive income		1,243
Other equity capital components		0
Not available
Total bank equity capital		1,681,557
Noncontrolling (minority) interests in consolidated subsidiaries		0
Total equity capital		1,681,557
Total liabilities and equity capital		1,932,433

I, Cherisse Waligura, CFO of the above-named bank do hereby declare that the Reports of Condition and Income (including the supporting schedules) for this report date have been prepared in conformance with the instructions issued by the appropriate Federal regulatory authority and are true to the best of my knowledge and belief.

Cherisse Waligura	)	CFO

We, the undersigned directors (trustees), attest to the correctness of the Report of Condition (including the supporting schedules) for this report date and declare that it has been examined by us and to the best of our knowledge and belief has been prepared in conformance with the instructions issued by the appropriate Federal regulatory authority and is true and correct.

Troy Kilpatrick, President	)
Antonio I. Portuondo, Director	)	Directors (Trustees)
William D. Lindelof, Director	)